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                                                          UNITED STATES                                          SEC FILE NUMBER
                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549                                        1-12238
                                                            FORM 12B-25                                     ------------------------
                                                                                                                   CUSIP NUMBER
                                                    NOTIFICATION OF LATE FILING

(Check One):      [X] Form 10-K     [ ] Form 20-F     [ ] Form 11-K     [ ] Form 10-Q     [ ] Form N-SAR
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                      FOR PERIOD ENDED:  SEPTEMBER 30, 1998
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                      [ ] TRANSITION REPORT ON FORM 10-K
                      [ ] TRANSITION REPORT ON FORM 20-F
                      [ ] TRANSITION REPORT ON FORM 11-K
                      [ ] TRANSITION REPORT ON FORM 10-Q
                      [ ] TRANSITION REPORT ON FORM N-SAR
                      FOR THE TRANSITION PERIOD ENDED:

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 READ INSTRUCTIONS (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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PART 1 - REGISTRANT INFORMATION

MHM Services, Inc.
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Full Name of Registrant


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Former Name if Applicable


8000 Towers Crescent Drive, Suite 810
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Address of Principal Executive Office (Street and Number)


Vienna, Virginia 22182
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
        (b)     The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day
                following the prescribed due date; and
        (c)     The accountant's statement or other exhibit required by Rule
[ ]             12b-25(b) has been attached if applicable.
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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.
THE COMPANY HAS ENTERED INTO THREE DEFINITIVE PURCHASE AGREEMENTS TO SELL 52% OF THE NET REVENUES REPORTED IN IT 1998 ANNUAL REPORT. ONE OF THE TRANSACTION CLOSED ON DECEMBER 15, 1998 AND THE REMAINING TWO TRANSACTIONS WILL CLOSE ON DECEMBER 31, 1998. IN AN EFFORT TO PROPERTY DISCLOSE THESE SUBSEQUENT EVENTS TO THE READERS OF THE ANNUAL FILING, THE COMPANY IS REQUESTING AN EXTENSION UNTIL JANUARY 15, 1998.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Cleveland E. Slade, Chief Financial Officer    (703)          749-4651
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                (Name)                         (Area Code)    (Telephone Number)

(2) Have all other periodic reported required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?
     If answer is no, identify report(s).  /  / Yes   / x / No

     The Company's 1997 10-K/A was filed late on July 7, 1998. The Company 1997 and 1998 11-K's were filed on October 30, 1998.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof
                        /  / Yes   / x / No

  If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.



        --------------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

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Date: December 28, 1998        By: /s/ Cleveland E. Slade
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                               Name: Cleveland E. Slade
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                               Title: Vice President-Finance and Chief Financial Officer
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                   ATTENTION

 INTENTIONAL MISSTATEMENTS OR OMISSIONS OF THE FACT CONSTITUTE FEDERAL CRIMINAL
                       VIOLATIONS (SEE 18 U.S.C. 1001).